Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-121054 and 333-135903) of Tasker Products Corp. (formerly known as "Tasker Capital Corp.") of our report, dated March 24, 2004, relating to the consolidated balance sheets of Tasker Capital Corp. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the years ending December 31, 2003 and 2002, and for the period from inception, May 13, 1996, to December 31, 2003, which report appears in this Annual Report on Form 10-KSB of Tasker Capital Corp. for the year ended December 31, 2003.

Vancouver, Canada	/s/ Morgan & Company
October 26, 2006	Chartered Accountants